Exhibit 99.B(k)

Exhibit 5

Law Department

The Lincoln National Life Insurance Company

350 Church Street

Hartford, CT 06301

Jassmin McIver-Jones

Assistant Vice President

The Lincoln National Life Insurance Company

100 N. Greene Street

Greensboro, North Carolina 27401

Telephone: (336) 691-3892

Jassmin.McIver-Jones@LFG.com

VIA EDGAR

April 25, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-0506

Re:	Opinion of Counsel

Lincoln Level Advantage 2® B-Share

Lincoln Level Advantage 2® Access

Lincoln Level Advantage 2® Advisory

Lincoln Level Advantage 2® Advisory Class

Lincoln Level Advantage 2® B-Class

Post-Effective Amendment No. 5

(File No. 333-267670)

Dear Sir or Madam:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below. In my opinion:

1.      The Lincoln National Life Insurance Company (the “Company”) is duly organized and existing under the laws of the State of Indiana and has been duly authorized to do business and to issue annuity contracts by the State of Indiana and the Indiana Department of Insurance.

2.      The contracts covered by the above registration statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus included in the registration statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the contract and as referred to in the applicable prospectus.

I consent to the filing of this Opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement on Form N-4.

Sincerely,

/s/ Jassmin McIver-Jones

Jassmin McIver-Jones